Media Contact: Ashley A. Thorne Phone: 816/983-1501

athorne@kcsouthern.com

KCS Announces Fourth Quarter and Year End 2011 Earnings Release and Conference Call Time

Kansas City, MO, December 21, 2011. Kansas City Southern (KCS) (NYSE:KSU) will release its financial results for fourth quarter 2011 on Monday January 23, 2012, after the close of trading on the New York Stock Exchange.

KCS will also hold its fourth quarter and year end 2011 earnings conference call on Monday January 23, 2012 at 5:00 p.m. eastern time. Shareholders and other interested parties are invited to participate via live webcast or telephone. To participate in the live webcast and to view accompanying presentation materials, please log into the KCS website at www.kcsouthern.com immediately prior to the presentation. To join the teleconference, please call (877) 407-0782 (U.S. and Canada), or (201) 689-8567 (International).

A replay of the presentation will be available by calling (877) 660-6853 (U.S. and Canada) or (201) 612-7415 (International) and entering account 286 and conference ID 385433. The replay will be available through February 6, 2012. The webcast will also remain available at www.kcsouthern.com for two weeks following the earnings release.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.